Exhibit 3.1

PETVIVO HOLDINGS, INC.

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES OF

SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Chapter 78 of the Nevada Revised Statutes

PetVivo Holdings, Inc., a Nevada corporation (the “Company”), hereby certify that the following resolution was duly adopted effective December 1, 2024, by the Board of Directors of the Company (the “Board”), acting pursuant to the authority of the Board as required by NRS 78.315 of the Nevada Revised Statutes.

WHEREAS, the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), provides for a class of its authorized stock known as preferred stock, comprised of Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Company has issued 3,045,000 shares of preferred stock in a Series A Convertible Preferred Stock Offering completed on July 17, 2024;

WHEREAS, the Board is authorized to fix the rights (including dividend, voting and conversion), preferences and designations of any wholly-unissued series of Preferred Stock and the number of shares constituting any such series;

WHEREAS, pursuant to this Authority, the Board has authorized, and in connection therewith has fixed the rights, preferences, restrictions and other matters relating to the Company’s newly designated Series B Convertible Preferred Stock (“Series B Convertible Preferred Stock”), consisting of Five Million (5,000,000) shares, as evidenced by this Certificate of Designation of Rights and Preferences adopted in accordance with the laws of the State of Nevada on December 1, 2024 (the “Series B Convertible Preferred Stock Certificate of Designation” or “Certificate of Designation”).

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board in accordance with the provisions of the Articles of Incorporation, the Board hereby authorizes the adoption of this Series B Convertible Preferred Stock Certificate of Designation as follows:

1. Designation and Amount. This series of Preferred Stock shall consist of Five Million (5,000,000) Shares and shall be designated as, and is hereinafter referred to as “Series B Convertible Preferred Stock,” with the rights, privileges and preferences specified herein.

2. Voting Rights.

2.1 General Voting Rights. Each holder of Series B Convertible Preferred Stock shall have that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock into which such holder’s shares of Series B Convertible Preferred Stock are then convertible pursuant to the Stock Option, as hereinafter provided. Except as otherwise provided below, or as otherwise required by law, the shares of Common Stock, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock shall vote as a single class on all matters submitted to the shareholders. Fractional votes shall not, however, be permitted and any fractional voting rights shall be rounded to the nearest whole number (with one-half being rounded upward).

3. Conversion to Common Stock.

3.1 Optional Conversion. Each share of Series B Convertible Preferred Stock shall be convertible at any time at the option of a holder of Series B Convertible Preferred Stock thereof into shares of Common Stock of the Company in accordance with the provisions and subject to the adjustments provided for in Section 3.3 (“Stock Option”). In order to exercise the conversion privilege, a holder of Series B Convertible Preferred Stock (“Holder”) shall provide written notice to the Company that the Holder elects to call and convert the shares and the holder shall surrender the certificate to the Company at its principal office, duly endorsed to the Company and accompanied by written notice to the Company that the Holder elects the Stock Option. The Series B Convertible Preferred Stock converted into the option elected by the Holder shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions and receipt of the written notice identifying the elected Stock Option, and at such time the rights of the Holder of such Series B Convertible Preferred Stock, as such Holder, shall cease and such Holder shall be treated for all purposes as the record holder of the Common Stock issuable upon conversion when electing the Stock Option. As promptly as practicable on or after the conversion date, not to exceed fifteen (15) days, the Company shall issue and mail or deliver to such Holder a certificate or certificates for the number of Common Shares issuable upon conversion.

3.2 Company Call Option. Following the second year anniversary of the issuance of the Series B Convertible Preferred Stock, the Company shall have the right, at its discretion, to call for the purchase of all or a portion of the shares of Series B Convertible Preferred Stock (“Call Option”) by providing the Holder written notice of the intent to exercise the Call Option on the thirtieth (30th) day from the receipt of notice by the Holder. Hence, the Holder shall have the opportunity for thirty (30) days (“Call Option Period”) to convert any or all of the Holder’s shares of Series B Convertible Preferred Stock to Common Stock prior to the termination of the Call Option Period pursuant to the terms of Section 3.1 herein. The call price for each share of Series B Convertible Preferred Stock the Company desires to purchase pursuant to the Call Option shall be at a price of One Dollar and Fifteen Cents ($1.15) per share. Payment by the Company of the aggregate purchase price for all purchased shares of Series B Convertible Preferred Stock shall be paid to the Holder on the thirtieth (30th) day of the Call Option Period, wherein all right title and interest to the purchased shares of Series B Preferred Stock shall immediately transfer to the Company and the Holder shall immediately surrender any certificate representing such shares, if a certificate was issued.

3.3 Conversion Rate and Adjustment.

(a) Stock Option Conversion Rate. The number of shares of Common Stock issuable in exchange for shares of Series B Convertible Preferred Stock held by Holder(s) upon a Stock Option conversion shall be equal to the total number of shares of Series B Convertible Preferred Stock that the Holder desires to convert (e.g. one share of Common Stock for one share of Series B Convertible Preferred Stock) (“Conversion Rate”). No adjustments shall be made to the Conversion Rate for Excluded Issuances. The total number of shares of Common Stock granted upon Conversion shall be subject to adjustment from time to time as follows:

2

(b) Stock Splits, Dividends and Combinations. In case the Company shall at any time hereafter subdivide or split its outstanding Common Stock into a greater number of shares or declare any dividend payable in Common Stock or in other securities convertible into, or exercisable or exchangeable for, Common Stock, the Conversion in effect immediately prior to such subdivision, split or dividend shall be proportionately decreased, and conversely, in case the outstanding Common Stock of the Company shall be combined into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination shall be proportionately increased.

(c) Changes in Common Stock. If the Common Stock issuable upon conversion of the Series B Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in (a) above), each holder of Series B Convertible Preferred Stock shall, upon conversion of such stock, be entitled to receive, in lieu of the shares of Common Stock which the holder would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the Holder if it had exercised its right of conversion of the Series B Convertible Preferred Stock immediately before that change.

(d) Recapitalizations, Mergers or Sales of Assets. If at any time there shall be a capital reorganization of the capital stock (other than a subdivision, combination, reclassification or other event provided for elsewhere in this Section 3.3) or consolidation or merger of the Company with another Company, or the sale of all or substantially all of its assets to another Company, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a part of such reorganization, reclassification, merger or sale, lawful provision shall be made so that each holder of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of such stock the number of shares of stock or other securities or property of the Company, or of the successor Company resulting from such reorganization, reclassification, merger or sale, to which a holder of the Common Stock deliverable upon conversion of the Series B Convertible Preferred Stock would have been entitled to receive on such capital reorganization if the Series B Convertible Preferred Stock had been converted into Common Stock immediately before that capital reorganization, reclassification, merger or sale.

(e) Other Adjustments. If any event occurs as to which the other provisions of this Section 3 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of Series B Convertible Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Company shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.

3

(f) No Adjustments. No adjustments will be made to the Conversion Rate for (i) shares of Common Stock, options or warrants to purchases shares of the Common Stock or other securities issued or exchange for shares of Common Stock (“convertible securities”) the in connection with a bona fide business acquisition by the Company which is approved by the Board of Directors, (ii) shares of the Company’s Common Stock, options, warrants or convertibles securities issued to employes, directors, consultants or advisors to the Company or any of its subsidiaries pursuant to the Company’s stock option plans or other plan or agreements approved by the Board of Directors, (iii) shares of the Company’s Commons Stock issued upon the exercise of outstanding options, warrants or convertible securities, (iv) shares of Common Stock, options, warrants or convertible securities issued to business partners, vendors, suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, and (v) shares of Common Stock, options, warrants, or convertible securities issued in connection with sponsored research, collaboration, technology licenses, development, marketing, or other similar agreements or strategic partnership approved by the Board of Directors (collectively, the “Excluded Issuances”).

3.4 Notice of Changes in Conversion Rate. Upon any adjustment of the Conversion Rate, then and in each case the Company shall give written notice thereof by first-class mail, postage prepaid, addressed to the holders of the Series B Convertible Preferred Stock at the address of such holders as shown on the books of the Company, which notice shall state the Conversion Rate resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion hereof, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

3.5 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in reasonable commercial efforts to obtain the requisite shareholder approval of any necessary amendment to the Company’s Articles of Incorporation.

3.6 Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series B Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional shares. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sure in cash equal to the fair market value of such fraction on the date of conversion (as determined by the Board of Directors in its sole discretion).

4

4. Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, Holders of the Series B Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Company, an amount equal to the original issuance price per share, as adjusted for any reasons set forth in this Certificate of Designation (the “Liquidation Value”) for each outstanding shares of Series B Convertible Preferred Stock, before any payment is made or assets distributed to the holders of the Common Stock. If, upon such liquidation, dissolution or winding up, the assets distributable to the holders of the Series B Convertible Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such assets shall be distributed ratably among the shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. The consolidation or merger of the Company, a transfer of all or substantially all of its assets for cash or securities or a share exchange will not be considered a liquidation dissolution or winding up of the Company.

5. Dividends. Dividends shall be paid on the Series B Convertible Preferred Stock in an annual amount equal to Ten Percent (10%) of the total amount paid to secure the Series B Convertible Preferred Stock. The dividend shall be paid to the holder by the Company in quarterly payments in Company Common Stock. The amount of shares pursuant to the dividend shall be calculated by dividing the total quarterly dividend payment by the greater of i) the volume weighted average price of the common stock for the prior trading ten (10) day period from the date the quarterly dividend is owed, or ii) fifty cents ($0.50). Also, non-cumulative dividends may be paid on the Series B Convertible Preferred Stock when, and if declared by the Board of Directors, in their sole discretion. If any non-cumulative dividends are declared on the Series B Convertible Preferred Stock, it will be in amount determined by the Board and will be paid out of funds legally available for the payment of dividends. As promptly as practicable on or after the end of each quarter, not to exceed fifteen (15) days, the Company shall issue and mail or deliver to such Holder a certificate or certificates for the number of Common Shares issuable for the quarterly dividend payment.

6. Return of Status as Authorized Shares. Any shares of Series B Convertible Preferred Stock redeemed, converted or otherwise acquired by the Company shall be automatically returned to the status of authorized and unissued shares of Preferred Stock available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

7. No Other Rights or Privileges. Except as specifically set forth herein, the holders of the Series B Convertible Preferred Stock shall have no other rights, privileges or preferences with respect to the Series B Convertible Preferred Stock.

[Signature Page to Follow]

5

IN WITNESS WHEREOF, PetVivo, Inc. has caused this certificate to be signed and attested by John Lai, its Chief Executive Officer, and Garry Lowenthal, its Chief Financial Officer, effective as of the 26th day of March, 2025.

PETVIVO HOLDINGS, INC.

By:
John Lai
Chief Executive Officer

ATTEST:

By:
Garry Lowenthal
Chief Financial Officer

6